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Exhibit 99.1


                    ANDREW PANZO RESIGNS FROM STONEPATH GROUP

PHILADELPHIA, PA, December 14, 2001 - Stonepath Group (AMEX: STG) today announced that Andrew Panzo, formerly President, Vice Chairman and founder, has agreed to resign from the company, effective immediately. Mr. Panzo remains a Director of the company.

"We thank Andrew for his many contributions to the Company," said Dennis Pelino, Stonepath's Chairman of the Board and CEO. "Earlier this year, Stonepath repositioned itself as an integrated logistics services business and management changes are part of formalizing the new direction of the Company and executing on our vision." Pelino continued, "While the second half of 2001 has been productive, we are still in the very early stages of becoming a global logistics leader. Stonepath Group plans to accelerate its growth trajectory in 2002 through strategic, additive acquisitions, by expanding the Air Plus operations and by launching our technology platform."

"A year ago, I made a commitment to shareholders to identify a profitable industry and a strong management team," said Mr. Panzo. "I'm pleased to say with the purchase of Air Plus and the addition of Dennis Pelino, we have accomplished these goals. I have tremendous confidence in Dennis' ability to create value for Stonepath Group and its shareholders. The Company is on a clear path to profitability as it is reducing expenses and driving revenue growth by capitalizing on opportunities in the promising logistics industry."

About Stonepath Group

Stonepath Group (www.stonepath.com) is building a global, integrated logistics services organization that combines established operating companies and innovative technologies. Its subsidiary, Air Plus Limited, is a Minneapolis-based, time-definite transportation logistics organization providing a full range of transportation and distribution solutions. Air Plus, a Stonepath Logistics (SPL) company, services a customer base of manufacturers, distributors and national retail chains through its extensive network of 16 offices in 14 North American cities and Puerto Rico and over 200 agents. For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at
(646) 486-4085.

This press release may include forward-looking statements within the meaning of
Section 7A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.